As filed with the Securities and Exchange Commission on April 6, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

NEW PLAN EXCEL REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0160389
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

420 Lexington Avenue

New York, New York 10170

(212) 869-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)

Steven F. Siegel, Esq.

Executive Vice President, General Counsel and Secretary

New Plan Excel Realty Trust, Inc.

420 Lexington Avenue

New York, New York 10170 (212) 869-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

J. Warren Gorrell, Jr., Esq.

David W. Bonser, Esq.
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering	Aggregate	Amount of
Securities to Be Registered	Be Registered (1)	Price Per Unit (2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.01 per share	369,257	$25.73	$9,500,983	$1,017

(1)          Including an indeterminate number of shares which may be issued with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on March 31, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

369,257 Shares

NEW PLAN EXCEL REALTY TRUST, INC.

Common Stock

(Par Value $0.01 Per Share)

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 369,257 shares of our common stock issuable upon redemption of units of limited partnership interest in Excel Realty Partners, L.P., if and to the extent that such selling stockholders tender such units for redemption and we elect to issue shares of common stock in exchange for these units.  We will not receive any proceeds from the sale of the offered shares by the selling stockholders.

On September 1, 2004, we acquired Mingo Marketplace, a shopping center located in Tulsa, Oklahoma, for aggregate consideration of approximately $18.0 million, consisting of the issuance of 369,257 units of limited partnership interest in Excel Realty Partners, L.P., and the assumption of approximately $9.2 million of first mortgage indebtedness secured by the Mingo Marketplace shopping center.  Beginning on March 1, 2005, each of these units became redeemable by the holder thereof for cash or, at our option, shares of our common stock, on a one-to-one basis (subject to adjustment in the event of stock splits, stock dividends and similar events in the future).  We are registering the common shares being offered by this prospectus pursuant to contractual obligations under a registration rights agreement in order to permit the selling stockholders or their pledgees, transferees, assignees or other successors-in-interest to offer or sell such shares without restriction, in the open market or otherwise.  However, the registration of such shares does not necessarily mean that any of the units will be tendered for redemption or that we will in fact issue any of the common stock upon redemption, or that if issued, the selling stockholders or their pledgees, transferees, assignees or other successors-in-interest will offer or sell any of their shares.

We will pay all expenses incident to the registration of the 369,257 shares of common stock offered herein (other than brokerage fees and sales commissions, fees and disbursements of the selling stockholders’ counsel, accountants and other advisors, and transfer taxes, if any, relating to the sale or disposition of the offered shares).

Our common stock is listed on the New York Stock Exchange under the symbol “NXL.”  On April 5, 2006, the last reported sales price of our common stock, as reported on the New York Stock Exchange, was $25.30 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference, for risks relating to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2006

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  The information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates or on other dates which are specified in those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.  Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete.  If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision.  You should also read and carefully consider the information in the documents we have referred you to in “Where to Find Additional Information” below.  Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus.  Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

When used in this prospectus, except where the context otherwise requires, the terms “we”, “our”, “us” and “the Company” refer to New Plan Excel Realty Trust, Inc. and, where appropriate, its subsidiaries.  All references to “common stock” refer to our common stock, par value $.01 per share. All references to “units” refer to the units of limited partnership interest in Excel Realty Partners, L.P.

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WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.  You may read and copy our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.  In addition, we maintain an Internet website that contains information about us at http://www.newplan.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information.  The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•    our Annual Report on Form 10-K for the year ended December 31, 2005;

•    our Current Reports on Form 8-K filed with the SEC on March 3, 2006 and April 6, 2006; and

•             the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 30, 1993.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC or NYSE as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning our General Counsel at:

New Plan Excel Realty Trust, Inc.

420 Lexington Avenue

New York, New York 10170

(212) 869-3000

Readers should rely on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus.  Readers should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements.  Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•             national or local economic, business, real estate and other market conditions, including the ability of the general economy to recover timely from economic downturns;

•             the competitive environment in which we operate;

•             property ownership and management risks;

•             financial risks, such as the inability to obtain debt or equity financing on favorable terms;

•             possible future downgrades in our credit rating;

•             the level and volatility of interest rates and changes in the capitalization rates with respect to the acquisition and disposition of properties;

•             financial stability of tenants, including the ability of tenants to pay rent, the decision of tenants to close stores and the effect of bankruptcy laws;

•             the ability to maintain our status as a REIT for federal income tax purposes;

•             governmental approvals, actions and initiatives;

•             environmental/safety requirements and costs;

•             risks of real estate acquisition and development, including the failure of pending developments and redevelopments to be completed on time and within budget and the failure of newly acquired or developed properties to perform as expected;

•             risks of disposition strategies, including the failure to complete sales on a timely basis and the failure to reinvest sale proceeds in a manner that generates favorable returns;

•             risks of joint venture activities; and

•             other risks identified in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, and, from time to time, in the other reports we file with the SEC or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

We are one of the nation’s largest owners, managers and developers of community and neighborhood shopping centers. As of December 31, 2005, we owned interests in 476 properties, including 311 wholly-owned properties and 165 properties held through unconsolidated joint ventures, in 39 states.  The 476 properties include 458 community and neighborhood shopping centers with approximately 66.1 million square feet of gross leasable area (“GLA”), and 18 other related retail assets with approximately 1.1 million square feet of GLA.  Our wholly-owned properties include 295 community and neighborhood shopping centers with approximately 41.5 million square feet of GLA, and 16 other related retail assets with approximately 1.2 million square feet of GLA. At December 31, 2005, the GLA for our total portfolio, excluding our pro rata share of joint venture properties, was approximately 89.9% leased and the GLA for our total portfolio, including our pro rata share of joint venture properties, was approximately 90.2% leased.

Our strategy is to own and manage a quality portfolio of commercial retail properties, primarily community and neighborhood shopping centers, which will provide increasing cash flow while protecting investor capital and providing potential for capital appreciation. We seek to implement this strategy by:

•                  aggressively managing, and where appropriate, redeveloping and upgrading our properties;

•                  selectively pursuing new development opportunities;

•                  selectively acquiring well-located commercial retail properties, primarily community and neighborhood shopping centers, either on an individual basis, in portfolio or corporate transactions, or through joint venture arrangements;

•                  effecting strategic asset dispositions and recycling the capital created by those transactions;

•                  providing retail real estate advisory services;

•                  seeking to reduce risk through geographic, tenant and retail format diversification of our portfolio; and

•                  continuing to maintain a strong and flexible financial position.

We are a self-administered and self-managed equity real estate investment trust, which we refer to as a REIT, that was formed in 1972 and is incorporated in Maryland.  As of December 31, 2005, we had approximately 412 employees and 19 offices (consisting of one corporate office, six regional offices and 12 satellite field offices) coast-to-coast.  Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170, where our telephone number is (212) 869-3000.

RISK FACTORS

You should consider carefully the risks incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the other information contained in this prospectus before deciding to invest in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the offered shares by the selling stockholders.  We will pay all costs and expenses incident to the registration of the offered shares, other than brokerage fees and sales commissions, fees and disbursements of the selling stockholders’ counsel, accountants and other advisors, and share transfer and other taxes attributable the sale of the offered shares, which will be paid by the selling stockholders.  See “Selling Stockholders.”

SELLING STOCKHOLDERS

The selling stockholders hold 369,257 units of limited partnership interest in Excel Realty Partners, L.P., which they acquired on September 1, 2004 in exchange for the Mingo Marketplace shopping center located in Tulsa, Oklahoma.  We may issue the offered shares to the selling stockholders in exchange for these units if and to the extent that the selling stockholders redeem their units and we elect to issue to the selling stockholders shares of our common stock in exchange.  The shares offered by this prospectus may be offered from time to time by the selling stockholders named below and by any additional selling stockholders who may be named in a supplement to this prospectus.  In addition, the shares covered by this prospectus may be sold by those persons or entities to whom the selling stockholders transfer, donate, devise, pledge or distribute their shares or by other successors-in-interest.  The following table sets forth:

•                  the name of each selling stockholder;

•                  the number of shares of our common stock beneficially owned by each selling stockholder prior to the offering; and

•                  the number of shares of our common stock that may issued to each selling stockholder in exchange for their units, which are the shares that may be offered for resale by each selling stockholder pursuant to this prospectus.

None of the selling stockholders has had any position, office or other material relationship with us, or any of our predecessors or affiliates, during the past three years.  Since the selling stockholders may sell all, some or none of the offered shares covered by this prospectus, no estimate can be made of the number of shares of common stock that will be sold by the selling stockholders pursuant to this prospectus or that will be owned by the selling stockholders upon completion of the offering.  As of April 1, 2006, none of the selling stockholders owns any shares of common stock. The offered shares represent approximately 0.35% of the total shares of common stock outstanding as of March 1, 2006, assuming redemption of all outstanding units owned by the selling stockholders in exchange for shares of common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Offered Hereby (1)
Joseph & Ann Sasich	3,323
Ann Souvall Sasich	3,955
JESCO L.L.C.	9,139
YSP, LLC	17,447
Florence K. King	18,278
Warren P. King & Co., Ltd.	18,278
W. P. King Company	44,865
S.W. Souvall Co., LLC	49,218
Sam W. Souvall	101,546
Warren P. King	103,208
TOTAL	369,257

(1)          Represents the number of shares of common stock that we may issue to the selling stockholder upon redemption of the units owned by the selling stockholder.

The information set forth above has been prepared based solely upon information furnished to us by the selling stockholders listed above.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain general terms and provisions of our capital stock. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our charter and bylaws, each of which we have previously filed with the Securities and Exchange Commission and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law.

General

The Company has the authority to issue up to 250,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share.  On December 31, 2005, the Company had approximately 104,305,000 shares of common stock outstanding and 950,000 shares of preferred stock issued and outstanding, consisting of 150,000 of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock and 800,000 shares of 7.625% Series E Cumulative Redeemable Preferred Stock.  Each outstanding series of preferred stock is traded as depositary shares, with each depositary share representing a 1/10 fractional interest of a share of preferred stock.

Common Stock

Subject to the preferential rights of any other shares of capital stock, holders of the common stock are entitled to receive dividends when, as and if authorized and declared by our board of directors, out of funds legally available for distribution.  Payment and declaration of dividends on the common stock and purchases of shares thereof by us may be subject to certain restrictions if we fail to pay dividends on any of our outstanding shares of preferred stock.  Upon the distribution of assets in connection with our liquidation, dissolution or winding, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all our known debts and liabilities and subject to any preferential amounts owed with respect to any outstanding preferred stock.  Subject to certain provisions of Maryland law and our charter and bylaws, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock (such as our 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, the holders of which have the right to vote with the holders of the common stock as though part of the same class), the holders of such shares will possess the exclusive voting power.  Holders of common stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the common stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining common stock will be unable to elect any directors.  Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date.  Holders of common stock also will have no conversion, sinking fund, redemption, preference or exchange rights.  Subject to the provisions of our charter regarding the restrictions on transfer and limitations on ownership of common stock or preferred stock, shares of common stock will have equal dividend, liquidation and other rights.  The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

Restrictions on Ownership of Capital Stock

For us to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares of stock must be beneficially owned by 100 or more persons during at least

335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. The charter prohibits any person from acquiring or holding, directly or indirectly, shares of our stock in excess of 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any outstanding preferred stock) of the outstanding shares of each class or series of our stock (except in the case of our Series D Preferred Stock and Series E Preferred Stock, where the prohibition relates to the stated percentage of all outstanding Equity Stock (as explained below) (the “Ownership Limit”). The number and value of shares of our outstanding common stock and preferred stock (collectively, the “Equity Stock”) is required to be determined in good faith, which determination shall be conclusive for all purposes hereof.

Our charter further prohibits (a) any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the Trust, is required to notify us immediately and to provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.  The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days’ written notice from a transferee prior to the proposed transfer that, if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the board of directors may direct, may exempt a person from the Ownership Limit (an “Excepted Holder”). In order to be considered by the board of directors as an Excepted Holder, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the share of stock causing such violation to the Trust (as defined below).

If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations (a “Purported Transferee”), then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Purported Transferee shall not acquire any rights in such shares.  Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the our charter) prior to the date of such violative transfer.  Shares of stock held in the Trust shall be issued and outstanding shares of our stock.  The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution prior to our discovery that shares of stock have been transferred to the trustee of the Trust shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee.  Any dividend or distribution so paid to the trustee shall be held in trust for the Charitable Beneficiary.  The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the trustee of the Trust shall have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Transferee prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the trustee of the Trust acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

The trustee of the Trust may transfer the shares of stock held in the Trust to a person, designated by the trustee, whose ownership of the shares will not violate the Ownership Limitation or other limitations set forth in our charter.  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Purported Transferee and to the Charitable Beneficiary as follows.  The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the Trust.  Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary.  If, prior to our discovery that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee of the Trust upon demand.

In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer.  We shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the board of directors determines in good faith that such transfer occurred.  Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee of the Trust shall distribute the net proceeds of the sale to the Purported Transferee.

All certificates representing shares of our common stock and preferred stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the federal tax code or the regulations promulgated thereunder) of the number or value of outstanding shares of Equity Stock, shall, within 30 days after January 1 of each year, give us written notice stating the name and address of such owner, the number of shares of each class and series of stock which the owner constructively or beneficially owns and a description of the manner in which such shares are held.  Each such owner shall provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limit.  In addition, each stockholder must provide to us upon demand such information as we may reasonably request in order to assess our continuing status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Equity Stock or otherwise be in the best interest of our stockholders.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of up to 369,257 shares of common stock previously issued to the selling stockholder.  Beginning on March 1, 2005, each of these units became redeemable by the holder thereof for cash or, at our option, shares of our common stock, on a one-to-one basis (subject to adjustment in the event of stock splits, stock dividends and similar events in the future).  We are registering the common shares being offered by this prospectus pursuant to contractual obligations under a registration rights agreement in order to permit the selling stockholders or their pledgees, transferees, assignees or other successors-in-interest to offer or sell such shares without restriction, in the open market or otherwise.  However, the registration of such shares does not necessarily mean that any of the units will be tendered for redemption or that we will in fact issue any of the common stock upon redemption, or that if issued, the selling stockholders or their pledgees, transferees, assignees or other successors-in-interest will offer or sell any of their shares.

Any of the selling stockholders may from time to time in one or more transactions, or a series of transactions, sell all or a portion of the offered shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which our common stock is listed or traded, in negotiated transactions, in underwritten transactions, or otherwise, at the prevailing market price at the time of sale, at prices related to such prevailing market price at the time of sale, or at negotiated prices.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange.  In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the offered shares for whom they may act as agents, and underwriters may sell the offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis.  The methods by which the offered shares may be sold include any one or more of the following:

•                  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•                  exchange distributions in accordance with the rules of the New York Stock Exchange;

•                  privately negotiated transactions;

•                  underwritten transactions;

•                  settlement of short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

In connection with the sale of the offered shares, the selling stockholders may enter into hedging transactions with broker-dealers.  In connection with these hedging transactions, broker-dealers may engage in short sales of the offered shares in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders also may sell the offered shares short and redeliver the offered shares to close out the short positions.  The selling stockholders also may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the offered shares.  The selling stockholders may also loan or pledge the offered shares to a broker-dealer, and the broker-dealer may sell the offered shares so loaned or, upon a default, the broker-dealer may effect sales of the offered shares that are pledged.  In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a prospectus supplement, if required, amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a prospectus supplement, if required, amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may offer its shares of common stock in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, setting forth the specific terms of the relevant offering, including:

•                  the name of the Selling Stockholder and other participating broker-dealer(s);

•                  the number of shares of common stock offered;

•                  the price at which such shares are being sold;

•                  the proceeds to the Selling Stockholder from the sale of such shares;

•                  the specific plan of distribution for such shares of common stock;

•                  the names of the underwriters or agents, if any;

•                  any underwriting discounts, agency fees or other compensation to underwriters or agents;

•                  the commission paid or the discounts or concessions allowed or paid to such broker-dealer; and

•                  any other facts material to the transaction.

We have agreed to pay all costs and expenses incident to the registration of the offered shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants.  The selling stockholders will pay any brokerage fees and sales commissions, fees and disbursements of their own legal counsel, accountants and other advisors, and share transfer and other taxes, if any, relating to the sale or disposition of the offered shares. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of the offered shares, and their respective directors, trustees, officers, partners, agents, employees and affiliates, may be entitled to indemnification by us against specified liabilities, including liabilities, losses, claims, damages and expenses and any actions or proceedings arising under the securities laws in connection with this offering, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  We also have agreed to so indemnify each of the selling stockholders and each person who controls (within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended) the selling stockholders, and their respective directors, trustees, officers, partners, agents, employees and affiliates.  Each of the selling stockholders has agreed to indemnify us, each person who controls us (within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended) and each of our directors and officers, against specified losses, claims, damages, liabilities and expenses and any actions or proceedings arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling stockholders; provided, however, that the indemnification obligation is several, not joint, as to each selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under the Securities Exchange Act of 1934, as amended, including Regulation M.  These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of offered shares in the market and to the activities of the selling stockholders and their affiliates.

Any offered shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, may be sold in open market transactions under Rule 144 or Rule 144A rather than pursuant to this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered by means of this prospectus and certain federal income tax matters have been passed upon for the Company by Hogan & Hartson L.L.P.

369,257 Shares

NEW PLAN EXCEL REALTY TRUST, INC.

Common Stock

PROSPECTUS

April 6, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$1,017
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	50,000
Printing Expenses	10,000
Miscellaneous	18,983
Total	$100,000

Item 15. Indemnification of Directors and Officers

Our charter and bylaws require us to indemnify our directors, officers and certain other persons to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other persons against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceedings and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

Item 16. Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)                      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)                      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)                      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)              The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)               Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 6, 2006.

NEW PLAN EXCEL REALTY TRUST, INC.
a Maryland Corporation

By:	/s/ Glenn J. Rufrano
Glenn J. Rufrano
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John B. Roche and Steven F. Siegel, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Act and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Newman	Chairman of the Board of	April 4, 2006
William Newman	Directors

/s/ Glenn J. Rufrano	Chief Executive Officer and a	April 6, 2006
Glenn J. Rufrano	Director (principal executive
officer)

/s/ John B. Roche	Executive Vice President and	April 6, 2006
John B. Roche	Chief Financial Officer (principal
financial officer)

/s/ Steven Splain	Vice President and Chief	April 6, 2006
Steven Splain	Accounting Officer (principal
accounting officer)

/s/ Raymond H. Bottorf	Director	April 6, 2006
Raymond H. Bottorf

/s/ Irwin Engelman	Director	April 6, 2006
Irwin Engelman

Director
Norman Gold

/s/ Matthew Goldstein	Director	March 31, 2006
Matthew Goldstein

Director
Nina Matis

/s/ H. Carl McCall	Director	April 3, 2006
H. Carl McCall

/s/ Melvin D. Newman	Director	March 31, 2006
Melvin D. Newman

/s/ George Puskar	Director	April 2, 2006
George Puskar

/s/ Gregory A. White	Director	April 6, 2006
Gregory A. White

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Amendment and Restatement of the Charter of the Company, filed as Exhibit 3.01 Amendment No. 1 to the Company’s Registration Statement on Form S-3, File No. 33-59195.

3.2*	Articles of Amendment of Articles of Amendment and Restatement of the Charter of the Company, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-3, File No. 333-65211.

3.3*

Restated Bylaws of the Company, effective as of February 23, 2004 (incorporating all amendments thereto through February 23, 2004), filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

4.1*

Articles Supplementary classifying 150,000 shares of preferred stock as 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3, File No. 333-65211.

4.2*

Articles Supplementary for the 7.625% Series E Cumulative Redeemable Preferred Stock, Liquidation Preference $250.00 Per Share, Par Value $.01 Per Share, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 17, 2003.

4.3	Registration Rights Agreement, dated as of September 1, 2004, by and among the Company and the parties identified on Schedule A thereto.

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.

10.1*

Second Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P., dated as of May 19, 2003, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

10.2*

First Amendment to Second Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P., dated as of December 7, 2004, filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)

*  Incorporated herein by reference as above indicated.